Exhibit 16

June 9, 2004

Mr. Dan Holman
Chief Executive Officer
Uroplasty, Inc.
Minneapolis, Minnesota

Dear Mr. Holman,

     This is to confirm that the client-auditor relationship between Uroplasty, Inc. (Commission File Number 000-20989) and KPMG LLP will cease upon completion of the audit of Uroplasty Inc.’s consolidated financial statements as of and for the year ended March 31, 2004 and the issuance of our report thereon.

Very truly yours,

/s/ KPMG LLP

cc:	Chief Accountant Securities and Exchange Commission

June 14, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

     We are currently principal accountants for Uroplasty, Inc. and, under the date of May 2, 2003, we reported on the consolidated financial statements of Uroplasty, Inc. as of and for the years ended March 31, 2003 and 2002. On June 4, 2004, we informed Uroplasty, Inc. that we declined to stand for reelection and that the client-auditor relationship with KPMG LLP will cease upon completion of our audit of Uroplasty, Inc.’s consolidated financial statements as of and for the year ended March 31, 2004, and the issuance of our report thereon. We have read Uroplasty, Inc.’s statements included under Item 4 of its Form 8-K dated June 14, 2004, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP